SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

December 17, 2006
(Date of Earliest Event Reported)

RESOLVE STAFFING, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	0-29485	33-0850639
(State of Incorporation)	(Commission File Number)	(IRS Employer ID)

3235 Omni Drive
Cincinnati, OH 45245
(Address of Principal Executive Offices)

(800) 894-4250
(Registrant's telephone number, including area code)

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Item 4.02 Non-Reliance on Previously Issued Financial Statements

Preliminary Comment

On May 17, 2007, the U.S. Securities and Exchange Commission (“Commission”) issued comments to the registrant (“Resolve Staffing” or “Company”) in connection with the Commission’s review of the Form 10-K filed by Resolve Staffing on April 16, 2007, for the year ended December 31, 2006. The Company responded to the Commission’s comments, whereas, the Commission issued additional comments dated June 28, 2007 and further comments dated July 23, 2007.

Since the issuance of the Commission’s comments, Resolve Staffing has provided supplemental information to the Commission’s accounting staff with a view towards establishing that the accounting acquirer for purposes of the merger consummated by the Company on October 1, 2006 (“Merger”) with Employee Leasing Services, Inc. (“ELS”), should be deemed to be ELS rather than Resolve Staffing and appropriately treated for accounting purposes as a reverse merger rather than as a straight forward merger.

Resolve Staffing files this Amended Form 8-K/A, to make additional disclosures, address in part the Commission’s comments and disclose that the Company intends to amend its Form 10-K for the year ended December 31, 2006 and all interim quarterly reports filed by the Company since year-end 2006. In that regard, the following is intended to amend and supersede the Company’s Form 8-K/A filing of December 19, 2006.

Amended and Superseding Disclosures

The Company’s management, with the concurrence of the board of directors, has determined that the financial statements contained in the Form 10-K for the year ended December 31, 2006; the Forms 10-Q for the periods ended March 31, 2007 and June 30, 2007 (collectively, "Reports"), should no longer be relied upon because such Reports do not include the required financial statement disclosure and accurately present the financial results that are necessary and required to report the Merger consummated by the Company, as disclosed in the Company’s Form 8-K filed on December 19, 2006. Specifically, the Company’s financial statement disclosures contained in the Reports were prepared under management’s conclusion that the accounting acquirer in the Merger was most appropriately determined to be ELS, thus requiring financial statement disclosure of the Merger as a reverse merger rather than a straight forward merger.

At all times prior hereto, the Company believed that the accounting treatment of the Merger most appropriately resulted in ELS being deemed to be the accounting acquirer under SFAS No. 141--Business Combinations, resulting in a reverse merger. Although initially, the Company determined that the accounting acquirer was ELS, upon further consideration and comment by the Commission, including providing supplemental information to the Commission as requested, Resolve Staffing has determined that its financial statement disclosures as recited in the Reports should be amended to reflect that the accounting acquirer should be Resolve Staffing rather than ELS. Members of the board of directors and management of Resolve Staffing have discussed this change as well as all other items disclosed in the filing with the Company’s auditors. This revision to the accounting treatment of the Merger does not affect the validity or effectiveness of the Merger.

Upon further consideration and additional interpretation of SFAS 141, as it relates to the Merger, the Company has thus determined to concur with the Commission’s staff and treat Resolve Staffing as the accounting acquirer. As a result of this determination, it is the Company’s intention to more fully comply with Item 310(c) of Regulation S-B by amending the Form 8-K/A filed December 19, 2006 as well as the above-referenced Reports.

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As a result, the financial statements contained in the Reports should not be relied upon until such amendments are filed, which the Company anticipates will be completed within approximately 60 days from the date of this Form 8-K/A current report.

Accounting Controls of the Registrant

The Company’s management that certified the financial disclosures contained in the Reports have considered the effects of the Company’s above-described accounting treatment of the Merger compared to the Company’s reconsideration of SFAS-141 as it relates to the Merger as well as the Commission’s comments. In management’s initial determination of the accounting treatment for the Merger, the Company and its certifying officers, duly considered the interpretive guidance offered by SFAS-141, coupled with the application of the factors specifically contained in paragraphs 15-19 of SFAS-141. Based upon the Company’s evaluation of the factors contained in SFAS-141, and further based upon preliminary discussions the Company had with its auditors, the Company felt that its initial determination in treating ELS as the accounting acquirer was appropriate. Further consideration, primarily driven by the comments issued to the Company by the Commission, coupled with guidance offered by the accounting staff at the Commission in reviewing its comments, caused the Company to reconsider the application of SFAS-141 to the Merger.

The Company and its certifying officers do not believe that there are any deficiencies in its accounting controls and procedures as a result of the sequence of events leading up to the filing of this amended Form 8-K/A.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Resolve Staffing, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RESOLVE STAFFING, INC.

Dated: September 13, 2007.

/s/ Ronald E. Heineman
Ronald E. Heineman, CEO